Exhibit 10.3
CONFIDENTIAL
February 24, 2006
Mr. Lutz Lingnau
Dear Mr. Lingnau:
     I am very pleased that you have agreed to serve as a member of the Board of Directors (the “Board”) of Sirna Therapeutics, Inc. (the “Company”). You will join a distinctive and highly qualified group of members who provide strategic guidance to the Company. You will be appointed to the Board upon your execution of this letter.
     As part of your compensation for participation on the Board, the Company will pay you $1,000 for each board and committee meetings you attend in person, $500 for telephonic meetings, and $20,000 for each year of board service. If you wish, in lieu of any $20,000 yearly cash payment, you may receive a fully vested nonqualified stock option under the Sirna Therapeutics, Inc. Non-Qualified Stock Option (the “Plan”) to purchase the number of shares of the Company’s common stock equal to $60,000. The option will have an exercise price per share equal to the fair market value of the common stock as of the date of this letter. The Company will also reimburse you for all reasonable travel expenses incurred by you in connection with your attendance at in-person Board meetings in accordance with Company’s travel policy.
     As you know, you will perform such services as an independent contractor and not as an employee of the Company. Accordingly, you will not be eligible for any of the Company’s health insurance, workers’ compensation, vacation, profit sharing, retirement, or other benefits. However, as a member of the Board, you will be indemnified by the Company pursuant to the terms of the Company’s standard directors’ indemnification agreement, which is attached hereto as Exhibit A.
Stock Options
     In consideration for your service and subject to the approval of the other members of the Board, in addition to any options above that you elect to receive in lieu of yearly cash payment, you will be granted nonqualified stock options under the Plan to purchase up to 30,000 shares of common stock of the Company (the “Initial Option”) and, after each year of board service (the first annual grant shall be made on the date of the Company’s annual shareholders meeting in 2007), 10,000 shares of common stock to the Company (the “Annual Option”), each at an exercise price equal to the fair market value as

185 Berry Street, Ste. 6504, San Francisco, CA 94107	Phone: 415-512-7624	Fax: 415-512-7022	http://www.sirna.com

determined by the Board at the time the applicable option is awarded. The shares underlying the Initial Option will vest in a series of successive equal monthly installments upon your completion of 24 months. The shares underlying each Annual Option will vest in a series of successive equal monthly installments upon your completion of each of the 12 months of service.
Directorships
     Please note that each year our Nominations and Corporate Governance Committee periodically determines whether any Board member is “overboarded,” i.e., whether a Board member’s other directorships adversely affect his or her ability to serve on the Board. Independent directors are encouraged to limit the number of other boards on which they serve, taking into account potential Board attendance and participation and effectiveness on the Board. Independent directors should also advise the Chairperson of the Board and the Chairperson of the Nominating/Corporate Governance Committee in advance of accepting an invitation to serve on another board of a public company. No director should serve on the Audit Committee of more than two other public companies without the approval of the Board. No director shall serve on the board of more than six public companies. No director who serves as the CEO of a public company shall serve on more than a total of three boards of public companies, including the board of the company of which the director is CEO.
     I trust you will forgive me for turning to some legal matters with which you are doubtless familiar but which nonetheless warrant mention.
Confidential Information
     As a member of the Board, you will have access to certain confidential and proprietary information. You understand that the Company has rights to information that has been created, discovered or become known to the Company which is confidential and has commercial value in its business (“Proprietary Information”). For example, Proprietary Information includes, but is not limited to, pre-clinical and clinical data and results, computer and software programs and copyrightable material, technical drawings, product ideas, trade secrets, concepts for resolving development issues, data and know-how, inventions (whether patentable or not), improvements, marketing and partnership plans and information. You understand that your relationship with the Company creates a relationship of confidence and trust between you and the Company. You agree to keep in confidence and trust all such information, and you will not use or disclose any such information except as directed by the Company. All Proprietary Information shall be the sole property of the Company and all inventions conceived, developed or learned by you (in whole or in part, either alone or jointly with others) in connection with your relationship with the Company or that use the Company’s Proprietary Information shall be the sole property of the Company (and to the extent permitted by law shall be works made for hire). The Company shall be the sole owner of all trade secrets and other rights, and you hereby assign and agree to assign to the Company any rights you may have or acquire in such information and inventions. Upon termination of this agreement, or otherwise upon the Company’s request, you agree to return to the Company all Proprietary Information of the Company.
Termination
     You understand that you are not entitled (contractually or otherwise) to serve as a member of the Board for any period of time and that, pursuant to the Company’s bylaws, contracts and applicable law, you may be removed or replaced at any time, with or without cause by the stockholders of the Company. In such event, your options (and any underlying unvested shares) will cease to continue vesting.
Mr. Lingnau BOD Letter

Complete Agreement
     This letter agreement constitutes the entire agreement between you and the Company with respect to the terms and conditions of your membership on the Board and it supersedes any other agreements or promises made to you by anyone whether oral or written. This letter agreement shall be governed by the laws of the State of California, without reference to conflicts of law principles. If one or more provisions of this letter agreement is held to be illegal or unenforceable under applicable law, such provision or portion thereof shall be limited or excluded from this letter agreement to the minimum extent required so that this letter agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms.
     We hope you accept our offer and we look forward to a productive and mutually beneficial working relationship. Please do not hesitate to contact me at 303-359-4558.
Thank you.
Best regards,
/s/ Howard W. Robin
Howard W. Robin
President and Chief Executive Officer
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I accept the above offer to become a member of the Board of Directors of Sirna Therapeutics, Inc.

Signature:	/s/ Lutz Lingnau
Lutz Lingnau
Mr. Lingnau BOD Letter